AMENDMENT OF LINE OF CREDIT AGREEMENT DATED MAY 9, 2000
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         This amendment to the Line of Credit Agreement dated May 9, 2000 is effective immediately. All terms and conditions of the Line of Credit dated May 9, 2000 remain the same, except the amount of the Line of Credit shall be revised as follows:


"Amount: $2,000,000"


Dated:   October 31, 2000


Lender:                                       Borrower:


Kemet Investments Ltd. Partnership            PowerNomics Enterprise Corporation


Signed:  ________________________             Signed:________________________
                                                     Dr. Claud Anderson
                                                     President & CEO

Name (print):____________________



Date: __________________________              Date:__________________________



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